Exhibit 99.8

WARRANT TRANSFER AGREEMENT

This Warrant Transfer Agreement (the “Agreement”) is entered into as of 1st of May, by and between HANQI LI (“Transferor”) and HONG MEI ZHOU (“Transferee”).

WHEREAS, Transferor is the holder of a warrant (the “Warrant”) to hold [11,836,579 ] Ordinary Shares of Mercurity Fintech Holding Inc.(the “Company”) and transferee purchase Transferor’s share is [ 4,607,000 ] and along with up to [13,821,000] Warrant Shares (the “Warrant Shares”), equal to 300% of the amount of the Ordinary Shares that the Holder has purchased pursuant to the Purchase Agreementat an exercise price of ( $10/9th) per share; and

WHEREAS, Transferor desires to transfer, assign, and convey the Warrant to Transferee, and Transferee desires to acquire and accept the Warrant from Transferor, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Transfer of Warrant

Transferor hereby transfers, assigns, and conveys to Transferee, and Transferee hereby acquires and accepts from Transferor, the Warrant, free and clear of all liens, encumbrances, and other adverse claims.

Exercise Period

Unless otherwise agreed by the Holder and the Company, this Warrant is exercisable, in whole but not in part, by the Holder for a period of three years (the “Exercise Period”) commencing on the Issuance Date, provided that:

i)  the closing price of the ordinary shares, is one dollar ($10/9th) or more on each day during a period of at least twenty (20) consecutive Trading Days after, but not including, the Issuance Date, if and with the closing price of the New Share being reported by Bloomberg L.P. and the ADRs being traded on a U.S. national or regional securities exchange; or

ii)  the closing price of the ordinary shares is one/three hundred sixtieth ($10/9th) or more on each day during a period of at least twenty (20) consecutive Trading Days after, but not including, the Issuance Date, if and with the closing price of the ordinary shares being reported by Bloomberg L.P. and the ordinary shares being traded on a U.S. national or regional securities exchange.

For the purpose of this Warrant, “Trading Day” shall mean a day on which trading in the Ordinary Shares generally occurs on the Nasdaq or, if the Ordinary Shares are not then listed on the Nasdaq, on other principal U.S. national or regional securities exchange on which the Ordinary Shares are then listed or, if the Ordinary Shares are not then listed on a U.S. national or regional securities exchange, on another principal market on which the Ordinary Shares are then traded; provided that if the Ordinary Shares are not so listed or traded, “Trading Day” means a Business Day.

Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of America, without regard to the conflict of laws principles thereof.

Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

[HAN QI LI]		[ Hong Mei Zhou]

By:	/s/ HAN QI LI	By:	/s/ HONG MEI ZHOU

Name:	HAN QI LI	Name:	HONG MEI ZHOU

Date:	05/01/2023	Date:	05/01/2023

IN WITNESS WHEREOF, the Party has caused this Agreement to be executed on the date first above written.

Name of Purchaser: Hong Mei Zhou

Signature of Authorized Signatory of Purchaser:	/s/ Hong Mei Zhou

Name of Authorized Signatory: Hong Mei Zhou

Title of Authorized Signatory:

Address for Notice to Purchaser: Building 6, State Veteran’s Institute, No. 26, Mengla Road, Jinghong, Xishuangbanna Dai Autonomous Prefecture, Yunnan Province, China

Total Purchase Price: $[4,146,300]

Number of Units to Be Issued: [ 4,607,000] Units

Number of Ordinary Shares to Be Issued: [4,607,000 ] shares

Number of Warrants to Be Issued:[13,821,000 ] Warrants